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                                                                     Exhibit 2.2

                             REAL ESTATE CONTRACT

     THIS CONTRACT, made and entered into the 12th day of June, 2000, by and
                                              ----
between NESCO, Inc., having an address of, 12331 East 60th Street Tulsa, OK 74146 ("Buyer") and David E. Hopkins and Marie L. Hopkins (also known as Margaret Hopkins), husband and wife ("Seller").

                                   ARTICLE I

     Subject Premises.  Upon and subject to the terms, conditions and provisions
     ----------------
hereinafter set forth, Seller hereby sells to Buyer the following property ("Property"):

     (a) The Land legally described on Exhibit A attached hereto and incorporated herein by reference.

     (b) All of Seller's right title and interest in and to the buildings, structures and improvements, together with all the tenements, hereditaments and appurtenances thereunto belonging or in anywise appertaining, now erected or situated upon the Land, including without limitation, the fixtures and heating and cooling equipment, plumbing and electrical installations owned by Seller, now situated on or appurtenant to such buildings, structures and improvements.

     (c) All right, title and interest of Seller, if any, in and to any land lying in the bed of any street, alley, road, or avenue, opened or proposed, in front of or adjoining said Property, to the center line thereof, and all right, title and interest of Seller in and to any award made or to be made for damage to the Property by reason of deprivation of access to the Property over any street or road and in and to any unpaid award for damage to the Property by reason of change of grade of any street.

     (d) All of the right, title and interest of the Seller as landlord under any Leases, and all security and other deposits paid or deposited by tenants or occupants with respect to such Leases.

     (e) All of the right, title and interest of the Seller in and to any minerals, oil and gas in, under or about the subject Property.


                                  ARTICLE II

     Purchase Price.  The purchase price for the Property shall be the sum of
     --------------
One Hundred Thousand shares of the common stock of Nesco, Inc. (the"Shares"). In this regard, Seller represents and warrants as follows:

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     (i)    Seller is acquiring the Shares for investment purposes only and not with a view to the distribution thereof. Seller acknowledges that the issuance of the Shares has not been registered with the Securities Exchange Commission under the Securities Act of 1933, as amended, or with any state securities agencies or commission under any state securities or blue sky laws. Seller will not sell, assign or otherwise transfer the Shares or any portion thereof or interest therein except pursuant to a registration statement that has been filed with and declared effective by the Securities and Exchange Commission and any relevant state securities agencies or commissions or such transaction is made in strict compliance with the requirements and conditions of applicable exemptions from the registration requirements of such acts.

     (ii) Seller has received and reviewed copies of the Buyer's Annual Report on Form 10-K for year ended December 31, 1999; Buyer's Quarterly Reports on Form 10-Q for the periods ended September 30, 1999 and March 31, 2000, and copies of the definitive Proxy Statement prepared for use in connection with management's solicitation of proxies for its annual meeting of shareholders to held May 18, 2000. The said materials are referred to herein collectively as the "Disclosure Materials". Seller has had the opportunity to discuss Buyer's business, management and financial affairs with its Chairman of the Board and Chief Executive Officer or other executive officers of Buyer and has had the opportunity to review Buyer's plan of operation. Seller understands that such discussions, as well as the Disclosure Materials and any other written information issued by Buyer were intended to describe certain aspects of Buyer's business and prospects which it believes to be material but were not necessarily a thorough or exhaustive description.

     (iii) Seller further agrees that each certificate representing the Shares shall be endorsed with the following legend:

            (i) THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY APPLICABLE STATE SECURITIES ACT. NEITHER THE RECORD NOR THE BENEFICIAL OWNERSHIP OF SAID SECURITIES MAY BE SOLD OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR SAID SECURITIES UNDER SAID ACTS AND ANY OTHER APPLICABLE STATE SECURITIES LAWS OR RULES UNLESS IN THE OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF SAID ACTS ARE AVAILABLE WITH RESPECT TO SUCH SALE OR TRANSFER AND SAID SALE OR TRANSFER IS MADE PURSUANT TO AND IN STRICT COMPLIANCE WITH THE TERMS AND CONDITIONS OF SAID EXEMPTIONS.

            (ii) Any other legend required by any state securities laws.

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                                  ARTICLE III

               Seller Representations.  Seller, jointly and severally, represent
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     and warrant that:

               a. The property is properly zoned for its current use, location, size and operation.

               b. There is no environmental contamination nor have there been any hazardous substance releases on or related to the Property.

               c. The Property is accessible to and from public thoroughfares as necessary to conduct the intended operations of the Buyer.

               d. The Property has access to all necessary public utilities to enable Buyer to conduct its intended operations on the Property.

               e. To the best of Seller's knowledge, the mechanical fixtures and equipment located or installed in the Property are in satisfactory working condition and are adequate to enable Buyer to conduct its intended operations on the Property.


                                  ARTICLE IV

          Contingencies.  This Contract is subject to certain conditions as more
          -------------
     fully set forth in Article X hereof.

                                   ARTICLE V

          Payment of Purchase Price. If the contingencies have been satisfied,
          -------------------------
     then on the Closing Date, Buyer shall deliver the Shares to the Seller. Buyer agrees to pay the cost of recording the deed.

                                  ARTICLE VI

          Access to Premises. After the execution of this Contract and prior to
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     the Closing Date, and any extended period thereof, Buyer and Buyer's designees shall have the right of access to the Property for the purpose of conducting such examination of the Property, making such measurements, inspections and tests of subsoil conditions as Buyer desires.


                                  ARTICLE VII

          Title and Deed.  On the Closing Date, Seller shall sell and convey to
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     Buyer good and marketable fee simple title to the Property, by Special
     Warranty Deed

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     in proper form for recording, subject all exceptions of record, but free and clear of any debt or any other liens or encumbrances.


                                 ARTICLE VIII

          Title Company. Title to the Property shall be insured by Stewart
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     Title Insurance Company ("Title Company") as hereinafter provided.

          Title Insurance.  Seller shall deliver to Buyer a title insurance
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     commitment from the Title Company pursuant to which the Title Company shall agree to issue to Buyer an Owner's Title Insurance Policy on the now current ALTA standard Form B policy form in an amount agreed to between the Title Company and Buyer and insuring a good and marketable title to the Property to be conveyed by warranties in the deed as hereinabove provided, at Seller's cost.

          If such title commitment discloses defects in the title, Seller shall remedy such defects as are susceptible of being remedied, and the Closing Date shall be delayed for such period (not exceeding sixty (60) days) as may be reasonably required to remedy such defects. If Seller does not so remedy such defects in title, Buyer shall have the option of (i) completing this purchase and accepting such title as Seller is able to convey without reduction of the purchase price, unless such defects are encumbrances or liens for an ascertainable amount, in which case that amount may be deducted from the purchase price, or (ii) declaring this Contract null and void in which latter event the Deposit shall be refunded to Buyer in full.

          Survey.  Seller shall deliver to Buyer a current ALTA/ACSM Land Title
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     Survey (Class A) (the "Survey"), prepared and certified by a reputable professional surveyor, setting forth a complete and accurate legal description for the intended Property (as approved by the parties), showing the location of all easements identified in the Title Commitment, the location of all Improvements located upon the Property and the access to and from all adjacent streets. The easements shall be identified by reference to the recording information or, if not recorded, to the source of the easements. The Survey shall reflect no encroachments over lot lines, set back lines or easements and shall satisfy the conditions for deletion of all survey exceptions in the Title Commitment.


                                  ARTICLE IX

          Taxes and Assessments.  General real property taxes imposed upon the
          ---------------------
     Property ("Taxes") shall be remitted to the collecting authorities by Seller if due and payable on or before the Closing Date and by Buyer if due and payable thereafter; PROVIDED HOWEVER, the Taxes for the period in which the Closing Date occurs ("Proration Period") shall be apportioned between Seller and Buyer

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     on and as of the Closing Date with Buyer bearing only the expense of that proportion of such Taxes applicable to the property being purchased as of the Closing Date that the number of days in the Proration Period following and including the Closing Date bears to the total number of days in such period. If the amount of Taxes to be borne by the parties hereto as above provided are not ascertainable on the Closing Date, the total of such Taxes paid for the preceding tax period shall be used.

          Seller shall bear the expense of the full amount of all installments of special assessments and benefit taxes which are matured and payable upon the Property as of the Closing Date. Installments of special assessments for the period in which the Closing Date occurs shall be apportioned between the Buyer and the Seller in the same manner as the general real property taxes. All unmatured installments of special assessments upon the Property, including those not now or at the Closing Date spread upon the tax rolls, shall be the responsibility of Buyer.


                                   ARTICLE X

          Conditions Precedent.  Buyer's obligation to close this transaction
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     and to complete the purchase and to pay the purchase price is subject without limitation to the following conditions precedent being in effect or complied with on the Closing Date, and Seller covenants that Seller will use their best efforts to cause such conditions to be in effect or complied with on such date in so far as they are conditions which Seller is responsible for and Buyer shall use its best efforts to cause such conditions to be in effect or complied with on such date in so far as they are conditions which Buyer is responsible for.

          (a) There shall be no action or proceedings against Seller which would interfere with Seller's ability to execute this Contract or to carry out their obligations hereunder.

          (b) All streets, roads or avenues abutting the Property shall be legally opened and dedicated.

          (c) The Stock Purchase Agreement and all related documents and agreement as shall have been closed and agreed upon

          (d) The title insurance commitment referred to above shall disclose good and marketable title to the Property vested in Seller, free and clear of all liens and encumbrances except those expressly accepted by Buyer.

          (e) No condemnation respecting the Property or any part thereof shall have occurred, and no such condemnation shall be pending or threatened.

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          (f)  Seller shall have complied with all Seller's other obligations and agreements under this Contract.

          (g) The Property shall be free of any tenancies or other occupancies except those, if any, recited herein. The sole tenant is Hopkins Appraisal Services, Inc. There will be no proration of rent or other expenses, as Buyer is also acquiring the Stock of the tenant.

          (h) Seller shall have executed, acknowledged and delivered to Buyer the deed in accordance with the terms hereof.

          (i) Buyer shall have received all such instruments and documents as Buyer's counsel shall reasonably require (i) to establish the power and authority of Seller to enter into this Contract and to carry out Seller's obligations hereunder, and (ii) to eliminate any title exceptions in the title commitment respecting rights of parties in possession of the Property or claims of laborers or materialmen for labor, service, or materials performed or delivered to the Property.

          (j) The Property shall not have been destroyed or substantially damaged by fire, lighting or any cause.

          If any one or more of the conditions precedent hereinabove set forth which are the responsibility of the Seller shall not be in effect or complied with on the Closing Date, Buyer may cancel this agreement and all obligations of Buyer hereunder, whereupon the Buyer terminate the Agreement or may waive compliance with any one or more of said conditions precedent and close this transaction.


                                  ARTICLE XI

          Closing Date.  The closing of the transaction contemplated hereby
          ------------
     shall take place at the offices of NESCO, Inc. or such other location as the parties may agree, as soon as practical after satisfaction of the conditions and requirements set forth herein, or such later date as may be provided for herein. Such date for the closing of title is herein called the "Closing Date".


                                  ARTICLE XII

          Survival.  All obligations of the parties which by their nature
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      involve performance in any particular after the Closing Date, or which cannot be ascertained to have been fully performed until after the Closing Date, shall survive the Closing Date.

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                                 ARTICLE XIII

          Notices.  All notices and other communications required or permitted
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     to be given hereunder shall be in writing and shall be delivered to the same persons and by the same means as set forth in the Stock Purchase Agreement.


                                  ARTICLE XIV

          Brokerage.  Seller shall be solely responsible for the payment of any
          ---------
     fee or commission of any broker or finder which may be asserted or claimed in connection with the execution of this Real Estate Contract or the consummation of the transactions herein involved. If any person shall assert a claim to a fee, commission or other compensation on account of alleged employment as a broker or finder, or for the performance of services as a broker or finder, in connection with this Contract or the consummation of the transactions herein contemplated, then Seller (i) shall indemnify and hold harmless Buyer against and from any such claim and all costs, expenses and liabilities incurred in connection with such claim or any action or proceeding brought thereon (including, without limitation, counsel and witness fees in defending against such claim), and (ii) shall satisfy promptly any settlement or judgment arising from any such claim or any action or proceeding brought thereon.


                                  ARTICLE XV

          Entire Agreement.  This Contract contains the entire agreement between
          ----------------
     Buyer and Seller and there are no other terms, conditions, promises, understandings, statements or representations, express or implied, concerning the sale contemplated hereunder.


                                  ARTICLE XVI

          Inclusion by Reference.  All exhibits referred to herein (and exhibits
          ----------------------
     to such exhibits, if any) are hereby included by reference and made a part hereof in the same manner and to the same extent as if set out in full in the body of this Contract.

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                                 ARTICLE XVII

          Headings.  The headings in this Contract have been inserted for
          --------
     convenience of reference only and shall in no way modify or restrict any provision hereof, or be used to construe any of such provisions.


                                 ARTICLE XVIII

          Governing Law.  This Contract shall be governed by the laws of the
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     State of Missouri.


                                  ARTICLE XIX

          No Warranties Regarding Improvements.  Seller makes no representations
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     or warranties concerning the condition of any improvements located upon the real estate herein described and Buyer agrees to and shall take title to the real estate and to the improvements located thereon in "as is" condition.


                                  ARTICLE XX

          Damages.  This Agreement may be terminated at any time, by either
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      party for any reason.


          IN WITNESS WHEREOF, this Contract has been duly executed by the parties below.

     Sellers:

     /s/ David E. Hopkins              /s/ Marie L. Hopkins by David E. Hopkin
     -------------------------        ----------------------------------------
     David E. Hopkins                 Marie L. Hopkins, by David E. Hopkins,
                                      Attorney-in-Fact


     BUYER:

     NESCO, Inc.


     BY: /s/ Larry G. Johnson
         --------------------------------
         Larry G. Johnson, Vice President

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